Exhibit 10.1

February 20, 2006

Patrick E. Collins

225 McElroy Place

Puyallup, Washington   98371

Dear Pat:

THIS OFFER IS CONTINGENT UPON FINAL APPROVAL OF THE DOT HILL BOARD OF DIRECTORS, COMPENSATION COMMITTEE.

We are very pleased to offer you a position with Dot Hill Systems Corp., and look forward to you joining our group of outstanding professionals. We are sure that you will find your new position rewarding and challenging.  If you accept our offer, this letter, our employee handbook and the Proprietary Rights and Confidentiality agreement will constitute the entire agreement between you and Dot Hill regarding your employment. The following outlines your employment offer:

Title:	Chief Operating Officer

Reporting To:	Dana Kammersgard, President and CEO

Location:	Longmont, CO

Base Salary:	$13,461.54 paid biweekly

Other Compensation:	You will be eligible to participate in the Dot Hill Management Bonus for 2006. Currently your potential payout is 70% of base salary. Details to follow under separate cover.

Stock Options:	Upon signing this offer and beginning your employment you will receive a grant for 400,000 stock options. These options will be issued in accordance with the Dot Hill Systems Stock Option Plan.

Start Date:	March 1, 2006 or another agreed upon date

Employment Status:	Full-Time, Exempt

Benefits:

Dot Hill provides a very competitive benefit package, which is continually under review, and therefore subject to change. Included in this package is employee medical insurance, employee dental insurance and a 401(k) Savings Plan. If you choose to add dependents to the health and dental plan, there will be a monthly deduction. To initiate your insurance benefits, you must complete the appropriate forms within 31 days of your eligibility date. If you have any specific questions, please contact Human Resources.

Relocation:	Dot Hill will provide you with temporary housing in Colorado, for up to 12 months.

Health Benefits
Eligibility Date:	Date of hire

Confidentiality:

As a member of the Dot Hill team, you will have access to the trade secrets, strategic plans, and other confidential and proprietary information of the company. Included in your new hire packet will be a Proprietary Rights and Confidentiality Agreement, which we require you to sign.

Drug Free Workplace:

It is our desire to provide a safe and healthy work environment for our employees and to provide quality products to our customers. In keeping with these concerns, and in compliance with the Federal Drug Free Workplace Act, Dot Hill has incorporated a Drug-Free workplace policy.

In light of this policy, all prospective employees of Dot Hill are required to submit to drug testing. Results of this screen must be negative of any controlled substance, with the exception of medications at a level prescribed by a licensed physician. All offers of employment are contingent upon these results.

At-Will Employer:

Employment with Dot Hill is based on the mutual consent of you and the company. As an at-will employer, both you and Dot Hill reserve the right to end the employment relationship at any time. Although other aspects of your employment may change, the at-will nature of your employment may only be changed through a written notice signed the CEO of Dot Hill.

Pat, we are excited about the opportunity to work with you in the building of this enterprise and believe that you will be a valuable member of our team. We look forward to a mutually beneficial and rewarding association with you. If you agree to the terms outlined in this letter, please sign below.

Sincerely,

Deborah L. Weaver
Vice President, Human Resources
Offer expires 2/24/2006

I agree to accept the position of Chief Operating Officer under the terms and conditions described herein.

/s/ Patrick E. Collins	February 22, 2006
Patrick E. Collins	Date

Dot Hill Systems Corp. •  6305 El Camino Real  • Carlsbad, California 92009-1606

P: 760.931.5500/800.872.2783  •  F: 760.931.5527  •  E: sales@dothill.com

www.dothill.com